Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) dated as of July 1, 2022, is entered into by and among Selina Hospitality PLC (formerly Selina Holding Company, UK Societas, “Selina”), BOA Acquisition Corp. (“BOA”) and Samba Merger Sub, Inc. (“SMS” and together with Selina and BOA, the “Parties”).

W I T N E S E T H:

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of December 2, 2021 (the “Original BCA,” and as amended hereby, the “BCA”);

WHEREAS, pursuant to Section 8.3 of the Original BCA, the Original BCA may be amended by a written instrument signed on behalf of all the Parties; and

WHEREAS, the Parties have deemed it in their best interests to amend the Original BCA as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1    Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given such terms in the Original BCA.

SECTION 2    Certain Amendments Related to Closing.

(i) Section	6.3(f) of the Original BCA is hereby deleted in its entirety and substituted in place thereof with the following:

“(f) the Aggregate Transaction Proceeds shall be equal to or greater than $55,000,000.”

(ii) Section	7.1(d) of the Original BCA is hereby deleted in its entirety and substituted in place thereof with the following:

“(d) by either BOA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 25, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to BOA if BOA’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if any of the Company’s or Merger Sub’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;”

SECTION 3     Miscellaneous. Each reference in the BCA (or in any and all instruments or documents provided for in the BCA or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Original BCA as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the BCA, and a reference to the BCA in any of such instruments or documents will be deemed to be a reference to the Original BCA as amended hereby. Except as expressly provided in this Amendment, all provisions of the Original BCA remain in full force and effect and are not modified by this Amendment, and the parties hereto hereby ratify and confirm each and every provision thereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

SELINA HOSPITALITY PLC

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	CEO

BOA ACQUISITION CORP.

By:	/s/ Ben Friedman
Name:	Ben Friedman
Title:	Authorized Signatory

SAMBA MERGER SUB, INC.

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	Authorized Signatory

First Amendment to BCA